EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT

To the Board of Directors
21st Century Holding Company

We consent to the incorporation by reference in the Registration Statement on Form S-8 of 21st Century Holding Company, regarding the registration of up to 2,201,500 shares of common stock, of our report dated March 30, 2000, with respect to the consolidated statements of operations, changes in shareholders' equity and comprehensive income, and cash flows for the year ended December 31, 1999, which report appears in the December 31, 2001 annual report of 21st Century Holding Company on Form 10K.

/s/ KPMG LLP

January 15, 2003